UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐ Definitive Proxy Statement.
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SIX FLAGS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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SIX FLAGS, INC.
11501 Northeast Expressway
Oklahoma City, Oklahoma 73131

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

JUNE 28, 2005

      NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Six Flags, Inc. (the “Company”) will be held at the Hotel Intercontinental, 111 East 48th Street, New York, New York 10017, on Tuesday, June 28, 2005, at 10:00 a.m., E.D.T., for the following purposes, all as more fully described in the attached Proxy Statement:

1.	To elect seven directors to serve for the ensuing year and until their respective successors are elected and qualified.

2.	To approve an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of the Company’s Common Stock from 150 million shares to 210 million shares.

3.	To ratify the selection by the Audit Committee of the Company’s Board of Directors of KPMG LLP as independent public accountants of the Company for the year ending December 31, 2005.

4.	To transact such other business as may properly come before the meeting and any and all adjournments thereof.
      The Board of Directors has fixed the close of business on April 29, 2005, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.
      A copy of the Company’s Annual Report for the year ended December 31, 2004 is enclosed.
      You are earnestly requested to date, sign and return the accompanying form of proxy in the envelope enclosed for that purpose (to which no postage need be affixed if mailed in the United States) whether or not you expect to attend the meeting in person. The proxy is revocable by you at any time prior to its exercise and will not affect your right to vote in person in the event you attend the meeting or any adjournment thereof. The prompt return of the proxy will be of assistance in preparing for the meeting and your cooperation in this respect will be appreciated.

BY ORDER OF THE BOARD OF DIRECTORS

Walter S. Hawrylak
Secretary
Oklahoma City, Oklahoma
May 9, 2005

VOTING SECURITIES
STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL HOLDERS
PROPOSAL 1: ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
Summary Compensation Table
Retirement Plan
Aggregate Option Exercises and Option Values
Options Granted in Last Fiscal Year
PERFORMANCE GRAPH
CERTAIN TRANSACTIONS
PROPOSAL 2: APPROVAL OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
PROPOSAL 3: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
2006 STOCKHOLDER PROPOSALS
OTHER MATTERS
SOLICITATION OF PROXIES

SIX FLAGS, INC.
11501 Northeast Expressway
Oklahoma City, Oklahoma 73131

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 28, 2005

       This Proxy Statement and the accompanying proxy are being furnished to holders of common stock (the “stockholders”) of SIX FLAGS, INC. (the “Company”) in connection with the solicitation of proxies by the Board of Directors for use in voting at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Hotel Intercontinental, 111 East 48th Street, New York, New York 10017, on Tuesday, June 28, 2005, at 10:00 a.m., E.D.T., and at any and all adjournments thereof.
      If the enclosed proxy is properly signed and returned, your shares will be voted on all matters that properly come before the Annual Meeting for a vote. If instructions are specified in your signed proxy with respect to the matters being voted upon, your shares will be voted in accordance with your instructions. If no instructions are so specified, your shares will be voted FOR the election of directors named in Proposal 1, FOR the approval of Proposal 2 (approval of an increase in the Company’s authorized common stock) and FOR the approval of Proposal 3 (ratification of independent public accountants for the year ending December 31, 2005). Your proxy may be revoked at any time prior to being voted by: (i) filing with the Secretary of the Company (Walter S. Hawrylak), at the above address, written notice of such revocation, (ii) submitting a duly executed proxy bearing a later date or (iii) attending the Annual Meeting and giving the Secretary notice of your intention to vote in person.
      On or about May 9, 2005, this Proxy Statement and the accompanying proxy, together with a copy of the Annual Report of the Company for the year ended December 31, 2004, including financial statements, are being mailed to each stockholder of record at the close of business on April 29, 2005 (the “Record Date”).
      Whether or not you attend the Annual Meeting, your vote is important. Accordingly, you are asked to sign and return the accompanying proxy regardless of the number of shares you own. Shares can be voted at the Annual Meeting only if the holder is represented by proxy or is present.

VOTING SECURITIES
       The Board of Directors has fixed the close of business on April 29, 2005 as the Record Date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting or any and all adjournments thereof. As of that date, the Company had issued and outstanding                      shares of Common Stock, the Company’s only class of outstanding securities entitled to vote at the Annual Meeting. Each stockholder of the Company will be entitled to one vote for each share of Common Stock registered in its name on the Record Date. A majority of all of the outstanding shares of Common Stock constitutes a quorum at the Annual Meeting.
      Neither abstention votes nor any broker non-votes (i.e., votes withheld by brokers on non-routine proposals in the absence of instructions from beneficial owners) will be counted as present or represented at the Annual Meeting for purposes of determining whether a quorum exists.

STOCK OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL HOLDERS
      The following table sets forth certain information as of March 1, 2005 (except as noted below) as to Common Stock beneficially owned by (a) each of the Company’s current directors and nominees to serve as directors, (b) each of the executive officers named in the “Summary Compensation Table,” (c) all current directors and officers of the Company as a group and (d) each person who, to the best of the Company’s knowledge, beneficially owned on that date more than 5% of the outstanding Common Stock.

	Number of Shares	Percentage
Name and Address of Beneficial Owner	Beneficially Owned	of Class(1)

Paul A. Biddelman(2)	105,984	*
Kieran E. Burke(3)	560,471	*
James F. Dannhauser(4)	379,544	*
Michael E. Gellert(5)	816,395	*
Francois Letaconnoux(6)	68,992	*
Robert J. McGuire(7)	12,000	*
Stanley S. Shuman(8)	100,000	*
Hue E. Eichelberger(9)	205,500	*
Thomas J. Iven(10)	120,000	*
James M. Coughlin(11)	24,000	*
Cascade Investment, L.L.C.(12)	10,810,120	11.5%
William H. Gates III
2365 Carillon Point Kirkland, Washington 98033
FMR Corp.(13)	10,436,117	10.6%
82 Devonshire Street Boston, Massachusetts 02109
Franklin, Resources, Inc.(14)	10,237,399	9.9%
Charles B. Johnson
Rupert H. Johnson, Jr.
Franklin Advisors, Inc.
One Franklin Parkway San Mateo, California 94403
Wallace R. Weitz & Company(15)	9,840,000	10.6%
1125 South 103rd Street, Suite 600 Omaha, Nebraska 68124-6008
Red Zone LLC(16)	8,150,000	8.8%
Daniel M. Snyder
21300 Redskin Park Drive Ashburn, Virginia 20147
Dimensional Fund Advisors, Inc. (17)	7,185,400	7.7%
1299 Ocean Avenue, 11th Floor Santa Monica, California 90401
All directors and officers as a group (18 persons)(18)	3,018,416	3.2%

   *     Less than one percent.

(1)	For purposes of calculating the Percentage of Class, the number of outstanding shares on March 1, 2005 (93,106,528) is used plus, with respect to each beneficial owner, the shares such owner has the right to acquire within 60 days from March 1, 2005.

(2)	Includes 45,984 shares of Common Stock and options to purchase 60,000 shares as to which Mr. Biddelman has sole voting and investment power. Amount shown includes the vested portion of options to purchase 20,000 shares granted under the 2004 Stock Option and Incentive Plan on March 31, 2004.

(3)	Includes 451,721 shares of Common Stock and options to purchase 108,750 shares of Common Stock as to which Mr. Burke has sole voting and investment power. Does not include 235,001 shares of restricted stock and options to purchase 286,250 shares, which have not vested as of the date of this Proxy Statement. See “Executive Compensation.”

(4)	Includes 312,044 shares of Common Stock and options to purchase 67,500 shares of Common Stock as to which Mr. Dannhauser has sole voting and investment power. Does not include 162,501 shares of restricted stock and options to purchase 177,500 shares, which have not vested as of the date of this Proxy Statement. See “Executive Compensation.”

(5)	Includes 614,888 shares of Common Stock, as to which Mr. Gellert has sole voting and investment power, and 141,507 shares of Common Stock beneficially owned by his wife, as to which Mr. Gellert disclaims beneficial ownership. Also includes options to purchase 60,000 shares of Common Stock, as to which Mr. Gellert has sole voting and investment power. Amount shown includes the vested portion of options to purchase 20,000 shares granted under the 2004 Stock Option and Incentive Plan on March 31, 2004.

(6)	Includes 8,992 shares of Common Stock into which 7,500 shares of Preferred Income Equity Redeemable Shares (“PIERS”) held by Mr. Letaconnoux are convertible and options to purchase 60,000 shares of Common Stock, as to which Mr. Letaconnoux has sole voting and investment power. Amount shown includes the vested portion of options to purchase 20,000 shares granted under the 2004 Stock Option and Incentive Plan on March 31, 2004.

(7)	Represents options to purchase 12,000 shares, as to which Mr. McGuire has sole voting and investment power. Amount shown includes the vested portion of options to purchase 20,000 shares granted under the 2004 Stock Option and Incentive Plan on March 31, 2004.

(8)	Includes 40,000 shares of Common Stock and options to purchase 60,000 shares of Common Stock, as to which Mr. Shuman has sole voting and investment power. Amount shown includes the vested portion of options to purchase 20,000 shares granted under the 2004 Stock Option and Incentive Plan on March 31, 2004.

(9)	Includes 500 shares of Common Stock and options to purchase 205,000 shares of Common Stock as to which Mr. Eichelberger has sole voting and investment power.

(10)	Represents options to purchase 120,000 shares of Common Stock, as to which Mr. Iven has sole voting and vesting power.

(11)	Represents options to purchase 24,000 shares of Common Stock, as to which Mr. Coughlin has sole voting and investment power.

(12)	Represents shares of Common Stock beneficially owned by Cascade Investment L.L.C. (“Cascade”), of which William H. Gates III is the sole member. The number of shares of Common Stock shown includes 599,520 shares of Common Stock into which 500,000 shares of the Company’s PIERS held by

Cascade are convertible. Information is shown as of August 17, 2004 and has been derived from Schedule 13D, filed on August 31, 2004.

(13)	Represents (i) 10,404,499 shares of Common Stock beneficially owned by Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. and a registered investment adviser and (ii) 26,618 shares of common stock beneficially owned by Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. (“FMTC”) and a bank as defined under the Securities Exchange Act of 1934. The number of shares of Common Stock shown includes 2,410,410 shares of Common Stock into which 2,010,350 shares of the Company’s PIERS held by Fidelity and FMTC on December 31, 2004 are convertible. Also includes 2,677,164 shares of Common Stock into which $17,000,000 principal amount of the Company’s 4 1/2% Senior Convertible Notes due 2015 (“Convertible Notes”) held by Fidelity on December 31, 2004 are convertible. Edward C. Johnson, Chairman of FMR Corp., and Abigail Johnson, a director of FMR Corp., and members of the Johnson family may be deemed to form a controlling group with respect to FMR Corp. Information is shown as of December 31, 2004 and has been derived from Amendment No. 6 to Schedule 13G, filed on February 14, 2005.

(14)	Includes 10,236,200 shares of Common Stock issuable upon conversion of $65,001,000 principal amount of Convertible Notes held on December 31, 2004 by one or more investment companies or other managed accounts which are advised by direct or indirect investment advisory subsidiaries of Franklin Resources, Inc. (“FRI”) and 1,199 shares of common stock issuable upon conversion of 1,000 PIERS held on December 31, 2004 by such investment companies or other managed accounts. Franklin Mutual Advisors, LLC (“FMA”) an indirect advisory subsidiary of FRI has sole power to vote and dispose of the 10,236,200 shares of Common Stock issuable upon conversion of such Convertible Notes. Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Shareholders”) each own in excess of 10% of the outstanding common stock of FRI and, together with FRI, may be deemed the beneficial owner of the shares of Common Stock listed. FRI and the Principal Shareholders disclaim such beneficial ownership. Information is shown as of December 31, 2004 and has been obtained from Schedule 13G, filed on February 12, 2005.

(15)	Represents shares held by investment advisory clients of Wallace R. Weitz & Company, a registered investment advisor (“Weitz & Co.”). Mr. Wallace R. Weitz serves as President and is the principal owner of Weitz & Co. As a result he may be deemed to be the beneficial owner of the shares of Common Stock beneficially held by Weitz & Co. Information is shown as of December 31, 2004 and has been derived from Amendment No. 5 to Schedule 13G filed on January 12, 2005.

(16)	Represents shares of Common Stock beneficially owned by Red Zone LLC, a Delaware limited liability company, of which Daniel M. Snyder is the managing member and holder of a controlling interest. Information is shown as of January 14, 2005 and has been obtained from Schedule 13D, filed on August 30, 2004 and Amendment No. 2 thereto, filed on January 14, 2005.

(17)	Represents shares of Common Stock held by four investment companies registered under the Investment Company Act of 1940 and certain other commingled group trusts and separate accounts as to which Dimensional Fund Advisors, Inc. (“Dimensional”) furnishes investment advice or services as investment manager. Dimension possesses sole power to vote and dispose of the shares of Common Stock listed and disclaims beneficial ownership thereof. Information is shown as of December 31, 2004 and has been derived from Schedule 13G, filed on February 9, 2005.

(18)	The share amount listed includes 1,404,172 shares of Common Stock that all directors and officers have the right to acquire within 60 days from March 1, 2005.

      Compliance with Section 16(a) of the Exchange Act. Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires officers and directors of the Company and persons who own more than ten percent of the Common Stock, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 or 5) of Common Stock with the Securities and Exchange Commission (the “SEC”). Officers, directors and greater than ten-percent stockholders are required by SEC rules and regulations to furnish the Company with copies of all such forms they file.
      To the Company’s knowledge, based solely on its review of the copies of such forms received by it and written representations from certain reporting persons that no additional forms were required for those persons, during 2004 all filing requirements applicable to all officers, directors, and greater than ten percent beneficial owners were complied with.

PROPOSAL 1:     ELECTION OF DIRECTORS
      At the Annual Meeting seven directors are to be elected to serve for the ensuing year and until their respective successors are elected and qualified. The persons named in the enclosed proxy intend to vote for the election of the persons listed below, unless the proxy is marked to indicate that such authorization is expressly withheld. Should any of the listed persons be unable to accept nomination or election (which the Board of Directors does not expect), it is the intention of the persons named in th e enclosed proxy to vote for the election of such persons as the Board of Directors may recommend. Proxies cannot be voted for a greater number of persons than the number of nominees named. The election of directors requires a plurality vote of the shares of Common Stock represented at the Annual Meeting.
Information Concerning Nominees

	Age
	As of	Year
	March 1,	Elected
Name	2005	Director	Position with the Company

Paul A. Biddelman(1)	59	1992	Director
Kieran E. Burke(2)	47	1989	Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer and Director
James F. Dannhauser(3)	52	1992	Chief Financial Officer and Director
Michael E. Gellert(4)	73	1989	Director
Francois Letaconnoux(5)	54	2000	Director
Robert J. McGuire(6)	68	2003	Director
Stanley S. Shuman(7)	69	2000	Director

(1)	Mr. Biddelman has served as a Director of the Company since December 1992. Since December 1997, Mr. Biddelman has been president of Hanseatic Corporation, a private investment company. Prior to that date, he was treasurer of Hanseatic for more than five years. Mr. Biddelman also serves as a director of Insituform Technologies, Inc., Celadon Group, Inc., SystemOne Technologies Inc. and Star Gas Partners, L.P.

(2)	Mr. Burke has served as Chief Executive Officer and a Director of the Company since October 1989 and Chairman of the Board since June 1994. In February 2004, he also became President and Chief Operating Officer of the Company.

(3)	Mr. Dannhauser became the Chief Financial Officer in October 1995 and has served as a Director of the Company since December 1992. From 1990 through June 1996, Mr. Dannhauser was a managing director of Lepercq, de Neuflize & Co. Incorporated, an investment banking firm. Mr. Dannhauser is a member of the board of directors of MeriStar Hospitality Corporation.

(4)	Mr. Gellert has served as a Director of the Company since March 1989. He previously served as a Director of the Company and as a Trustee of Tierco, a Massachusetts business trust and the predecessor of the Company, from 1979 until 1986. From June 1989 through June 1994, he also served as the Chairman of the Board of the Company. Mr. Gellert is a general partner of Windcrest Partners, a private investment partnership. Mr. Gellert also serves as a director of Devon Energy Corp., Humana Inc., Seacor Smit Inc., Smith Barney World Funds, Inc and Travelers Series Fund Inc.

(5)	Mr. Letaconnoux has served as a Director of the Company since June 2000. Since June 1993, Mr. Letaconnoux has been President and Chief Executive Officer of Lepercq, de Neuflize & Co. Incorporated, an investment banking firm. He also serves as a director of Pathe, S.A., a French entertainment company.

(6)	Mr. McGuire has served as a Director of the Company since May 2003. Since January 1998, Mr. McGuire has served as counsel to Morvillo, Abramowitz, Grand, Iason & Silberburg, P.C., a New York law firm. Prior thereto, he served as Police Commissioner of The City of New York, Chairman and Chief Executive Officer of Pinkerton’s Inc. and President of Kroll Associates Inc. Mr. McGuire also serves as a director of Mutual of America Investment Corp.; Brazilian Equity Fund; GAM Funds, Inc.; GAM Avalon Multi Funds; and Trump Hotels and Casino Resorts.

(7)	Mr. Shuman has served as a Director of the Company since June 2000. Mr. Shuman is Managing Director of Allen & Company LLC, a New York based investment banking firm. Mr. Shuman also serves as a director of the News Corporation Limited.
The Board of Directors, Committees and Corporate Governance
      Of the seven nominees for election as director at the Annual Meeting, four (Messrs. Gellert, Biddelman, McGuire and Letaconnoux) have been determined by the Board of Directors to be “independent” of the Company and its management under the Company’s Corporate Governance Guidelines, which meet or exceed the standards adopted by the New York Stock Exchange (“NYSE”). One nominee, Mr. Shuman, had been independent prior to the April 2004 sale by the Company of its European Division. Since Allen & Company LLC, of which Mr. Shuman is a managing director, was paid a financial advisory fee from the Company in connection with this transaction, he ceased being independent under the Company’s Guidelines at that time. The other two nominees are members of senior management. The Company’s Corporate Governance Guidelines can be found in the Corporate Governance section of the Company’s website (www.sixflags.com/about — us) or can be obtained upon request from the Company’s Corporate Secretary. None of the independent directors, his affiliates or members of his immediate family, directly or indirectly, receive any fee or payment from the Company or its affiliates other than the director compensation described below or has engaged in any transaction with the Company or its affiliates or has any relationship with the Company or its affiliates which, in the judgment of the Board, is inconsistent with a determination that the director is independent.
      Michael Gellert has been designated by the non-management directors to serve as the presiding director and chair the periodic executive sessions of the non-management directors in which management directors and other members of management do not participate. Stockholders and other interested parties may contact the presiding director and the other non-management directors by writing to the presiding director c/o the Company, 122 E. 42nd Street, New York, New York 10168.

      During the year ended December 31, 2004, the Company’s Board of Directors held twelve (12) meetings. During that year, each of the directors of the Company attended at least 75% of the meetings of the Board of Directors and of the meetings of committees of the Board of which such director was a member. The Board has designated an Executive Committee, a Compensation Committee, an Audit Committee and a Nominating and Corporate Governance Committee.
      All directors are expected to attend the Annual Meeting and each director attended the 2004 annual meeting of stockholders.

Executive Committee
      The members of the Executive Committee are Messrs. Burke, Biddelman and Gellert. The Executive Committee did not formally meet during 2004. Subject to applicable law, the Executive Committee is authorized to take any action that can be taken by the entire Board.

Audit Committee
      The members of the Audit Committee are Messrs. Biddelman, Gellert and Letaconnoux. The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management’s conduct of the Company’s financial reporting process, including, review of the Company’s internal audit function, the financial reports and other financial information provided by the Company to the public, the Company’s systems of internal accounting, financial and disclosure controls, the annual independent audit of the Company’s financial statements, the Company’s legal and regulatory compliance and the Company’s safety programs as established by management. In discharging its duties, the Audit Committee, among other things, has the sole authority to appoint (subject to shareholder ratification), compensate (including fee pre-approvals), evaluate and replace the Company’s independent auditors and oversee their scope of work, independence and their engagement for any other services. The Committee meets independently with those persons performing the Company’s internal auditing function, as well as the Company’s independent auditors and senior management.
      The Audit Committee held five (5) meetings during 2004 and acted by written consent twice. The Committee’s charter is available on the Company’s website (www.sixflags.com/about     us) under the caption “Corporate Governance.” All members of the Audit Committee are independent within the meaning of SEC regulations, NYSE requirements and the Company’s Corporate Governance Guidelines. In addition, the Board of Directors has determined that each member is qualified as an audit committee financial expert under SEC regulations and has the accounting and related financial management expertise required by the NYSE.

Compensation Committee
      The members of the Compensation Committee are Messrs. Biddelman, Gellert and McGuire. The Compensation Committee, which met twice during 2004, represented the Company in negotiating the employment agreements with the Company’s Chief Executive Officer and Chief Financial Officer described below. The Committee also reviews management’s recommendations with respect to executive compensation and employee benefits and is authorized to act on behalf of the Board with respect thereto. The Compensation Committee administers the Company’s stock option and incentive plans. All members of the Compensation Committee are independent within the meaning of the Company’s Corporate Governance Guidelines and NYSE requirements. The charter of the Compensation Committee is available on the Company’s website (www.sixflags.com/about     us) under the caption “Corporate Governance.”

Nominating and Corporate Governance
      The members of the Nominating and Corporate Governance Committee are Messrs. Gellert, Letaconnoux and McGuire. The Committee is responsible for recommending qualified candidates to the Board for election as directors of the Company, including the slate of directors that the Board proposes for election by stockholders at the Annual Meeting. The Committee also advises and makes recommendations to the Board on all matters concerning directorship practices, including compensation for non-employee directors, and recommendations concerning the functions and duties of the committees of the Board. The Committee developed and recommended to the Board the Company’s Corporate Governance Guidelines and reviews, on a regular basis, the overall corporate governance of the Company. The charter of the Committee is available on the Company’s website (www.sixflags.com/about     us) under the caption “Corporate Governance.” The Committee met two times in 2004. All members of the Committee are independent with the meaning of NYSE requirements and the Company’s Corporate Governance guidelines.
      Stockholders wishing to recommend director candidates for consideration by the Committee may do so in writing to the Secretary of the Corporation (11501 Northeast Expressway, Oklahoma City, Oklahoma 73131) or to the presiding director (Michael E. Gellert, 122 E. 42nd Street, New York, New York 10168), giving the recommended candidate’s name, biographical data, and qualifications. In order to be considered by the Committee, nominations for directors to be elected at the 2006 Annual Meeting must be received no later than January 9, 2006. No recommendations were received with respect to the nominees for election at the 2005 Annual Meeting.
      A stockholder may nominate one or more persons for election as directors at an annual meeting if written notice of that stockholder’s intent to make the nomination has been given to the Company not less than 90 days nor earlier than 120 days before the first anniversary of the Company’s previous annual meeting. If the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, then the written notice must be given not earlier than 120 days prior to such annual meeting and not later than the later of 90 days prior to such annual meeting or the tenth day following the first public announcement by the Company of such annual meeting date. In the case of an election to be held at a special meeting of stockholders, notice must be given not earlier than 120 days prior to such special meeting and not later than the later of 90 days prior to such special meeting or the tenth day following the first public announcement by the Company of the date of the special meeting. The notice shall include the name and address of the stockholder and his or her nominees, a representation that the stockholder is entitled to vote at the meeting and intends to nominate the person, a representation as to whether the stockholder intends, or is part of a group which intends, to deliver a proxy statement or otherwise solicit proxies from stockholders and the consent of each nominee to serve as a director of the Company if so elected. The Company may require any proposed nominee to furnish other information as it may reasonably require to determine the eligibility of the proposed nominee to serve as a director of the Company.

Communications with the Board of Directors
      Stockholders who wish to communicate with the Board of Directors may do so by sending written communications to the following address: Board of Directors-Stockholder Communications, c/o Secretary, 11501 Northeast Expressway, Oklahoma City, Oklahoma 73131. The Corporate Secretary will forward such communications to the directors to whom they are addressed.

Meetings of Non-Management Directors
      The Board of Directors has determined that the non-management members of the Board of Directors will meet regularly in executive session outside the presence of any member of management, in conjunction with regularly scheduled meetings of the Board. No formal Board action may be taken at any executive session. At each executive session, the presiding director (Mr. Gellert) or, in his absence, one of the other non-management directors will chair that executive session.

Code of Conduct and Ethics
      The Company maintains a Code of Business Conduct that covers all directors, officers and employees of the Company and its subsidiaries. The Code of Business Conduct requires, among other things, that the directors, officers and employees exhibit and promote the highest standards of honest and ethical conduct; avoid conflicts of interest; comply with laws, rules and regulations; and otherwise act in the best interest of the Company. In addition, the Company maintains a separate Code of Ethics for Senior Financial Officers that imposes specific standards of conduct on persons with financial reporting responsibilities at the Company. Each senior financial officer of the Company is required to annually certify in writing his or her compliance during the prior year with the Code of Ethics for Senior Financial Officers. A copy of the Code of Business Conduct and Code of Ethics for Senior Financial Officers can be viewed on the Company’s website at www.sixflags.com /about — us.asp. The Company intends to post amendments to or waivers from its Code of Business Conduct and Code of Ethics applicable to our principal executive officers and senior financial officers on its website. No such amendment nor waiver has been made or granted prior to the date of this Proxy Statement.
Audit Committee Report
      The following is the report of the Audit Committee of the Company with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2004.

Review with Management
      The Committee has reviewed and discussed with management the Company’s audited financial statements and management’s assessment of the effectiveness of the Company’s internal controls over financial reporting.

Review and Discussions with Independent Auditors
      The Committee has discussed with KPMG LLP, the Company’s independent auditors, the matters required to be discussed by SAS 61 (Communications with Audit Committees) regarding the auditors’ judgments about the quality of the Company’s accounting principles as applied in its financial reporting.
      The Committee has also received written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with KPMG LLP their independence.

Fees of Independent Public Accountants for Fiscal Years 2004 and 2003
      The following table presents fees for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2004 and 2003 and fees billed for audit-related services, tax services and all other services rendered by KPMG LLP for those years. The amount shown for Audit Fees for 2004 includes the audit of management’s assessment of, and the effectiveness of, the Company’s internal controls over financial reporting.

	2004	2003

Audit fees(1)	$1,224,000	$941,000
Audit-related fees(2)	$19,500	$18,200
Tax compliance and consulting(3)	$582,500	$634,600
All other	—	—

(1)	Also includes fees associated with registration statements and offerings. Foreign statutory audit fees were converted into US$ using December 31, 2004 exchange rates.

(2)	Audit-related services consisted principally of fees for audits of employee benefit plans.

(3)	Tax fees consisted of fees for tax compliance and to consulting services to the Company. No such services were provided to any employee of the Company.
      All audit, audit-related services and tax services were pre-approved by the Audit Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s policy provides for pre-approval of audit, audit-related and tax services specifically described by the Committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved.

Conclusion
      Based on the review and discussions referred to above, the Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements and management’s assessment of the Company’s internal controls over financial reporting for the fiscal year ended December 31, 2004 be included in the Company’s Annual Report on Form 10-K for such year for filing with the Securities and Exchange Commission.
      Submitted By The Audit Committee of the Board of Directors

Michael E. Gellert, Chair
Paul A. Biddelman
Francois Letaconnoux
      The information contained in the foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Compensation of Directors
      Each of the Company’s directors who is not an employee of the Company receives $50,000 annually for serving on the Board, payable in cash or shares of Common Stock. With respect to 2004, the Company paid an aggregate of $250,000 in such fees to its five eligible outside directors. Directors are also reimbursed for expenses attendant to Board and committee membership.
      Non-employee directors are also eligible to participate under the Company’s Stock Option Plan for Directors and the 2004 Stock Option and Incentive Plan. Pursuant to these plans, each of Messrs. Biddelman, Gellert, Letaconnoux and Shuman have been granted options to purchase in the aggregate 100,000 shares of Common Stock and Mr. McGuire has been granted options to purchase in the aggregate 40,000 shares of Common Stock. The exercise price in each case was equal to the closing price of the Common Stock on the NYSE on the date of grant. The options vest 20% on the date of grant and 20% each succeeding year.
EXECUTIVE COMPENSATION
      The following table discloses compensation received by the Company’s Chief Executive and Chief Operating Officer, Chief Financial Officer and the other named executive officers for the years shown.
Summary Compensation Table

						Long-Term Compensation

		Annual Compensation				Restricted
						Stock	Securities
		Salary	Bonus		Other Annual	Award(s)	Underlying	All Other
Name and Principal Position	Year	($)	($)		Compensation	($)(2)	Options (#)	Compensation

Kieran E. Burke(4)	2004	$1,046,205	—	(1)	—	$1,930,000	275,000	(3)
Chairman of the Board,	2003	945,194	$178,940	(1)	—	—	—	(3)
Chief Executive Officer,	2002	850,510		(1)	—	—	—	(3)
President, Chief Operating Officer and Director
James F. Dannhauser(5)	2004	$787,764	$—	(1)	—	$1,350,000	170,000	(3)
Chief Financial Officer	2003	669,156	277,880	(1)	—	—	—	(3)
and Director	2002	524,622		(1)	—	—	—	(3)
Hue Eichelberger	2004	$285,372	$100,000		—	—	—	(3)
Executive Vice President	2003	280,868	125,000		—	—	—	(3)
	2002	264,733	110,00		—	—	50,000	(3)
Thomas J. Iven	2004	$285,980	$100,000		—	—	—	(3)
Executive Vice President	2003	277,608	125,000		—	—	—	(3)
	2002	250,664	110,00		—	—	50,000	(3)
James M. Coughlin	2004	$519,399	$50,000		—	—	—	(3)
General Counsel	2003	509,189	25,000		—	—	—	(3)
	2002	486,002	25,000		—	—	30,000	(3)

(1)	Other than as noted below, bonus payment to the named executive officers was based solely on the formula contained in the named executive’s then-existing employment agreement. The contractual bonus for any year is based on the Company’s earnings before interest, taxes, depreciation, and amortization (“EBITDA”) for such year, excluding amounts generated by parks acquired in such year, compared to the EBITDA shown in the Company’s budget for that year as approved by the Board of Directors. In December 2002, the named executive officer waived the contractual cash bonus that would have been become payable for 2002 to which he was otherwise entitled under his employment agreement. Although, under the formula, no bonus was payable for 2003, the named executive was paid a bonus in 2003 based on the formula as applied to 2001 which had not previously been paid. Mr. Dannhauser was also paid a performance bonus of $150,000 in 2003.

(2)	Amounts shown are based on the closing price of the Common Stock (as reported on the NYSE) on the date of grant and include all restricted shares granted, without regard to the existence of restrictions thereon.

(3)	The Company has concluded that, as to each named executive officer for each year shown, all personal benefits paid or provided did not exceed the lesser of $50,000 or 10% of the salary and bonus reported for such officer above. During 2004, the Company’s only defined contribution plans or pension or other defined benefit or retirement plans in which its officers participated, were a defined benefit pension plan described below under “Executive Compensation — Retirement Plan” and a qualified, contributory 401(k) plan. After specified periods of employment, employees are eligible to participate in the 401(k) plan. The Company matches 100% of the first 2% and 25% of the next 6% of salary contributed by an employee to the plan up to a maximum matching contribution of $7,175 per year. The accounts of all participating employees are fully vested after four years of service. Amounts shown as salary for each named executive officer include the Company’s matching contribution for such officer. The Company also provides life insurance for all full time employees. Salary amounts also include premiums paid by the Company with respect to life insurance provided to the named executive officers.

(4)	As of December 31, 2004, Mr. Burke had been granted 250,000 restricted shares of Common Stock, all of which were granted on January 2, 2004 under the terms of his employment agreement described below under the caption “Employment Agreements.” The restrictions lapse in six equal installments, commencing January 2005. Dividends will be paid on the restricted shares whether or not the restrictions thereon have lapsed if and when such dividends are declared on the Company’s Common Stock. Based on the closing price of the Common Stock (as reported on the NYSE) on December 31, 2004, the aggregate market value of all such restricted shares on that date totaled $1,342,500.

(5)	As of December 31, 2004, Mr. Dannhauser had been granted 175,000 restricted shares of Common Stock, all of which were granted on January 2, 2004 under the terms of his employment agreement described below under the caption “Employment Agreements.” The restrictions lapse in six equal installments, commencing January 2005. Dividends will be paid on the restricted shares whether or not the restrictions thereon have lapsed if and when such dividends are declared on the Company’s Common Stock. Based on the closing price of the Common Stock (as reported on the NYSE) on December 31, 2004, the aggregate market value of all such restricted shares on that date totaled $939,750.

Retirement Plan
      In addition to the Company’s 401k plan described in note (3) to the table above, retirement benefits are provided to the Company’s employees, including its named executive officers, under a funded, tax-qualified defined, benefit pension plan known as the Six Flags Retirement Plan (the “Plan”). The Plan, which had been adopted by the former Six Flags prior to its 1998 acquisition by the Company, was extended to substantially all full-time domestic employees of the Company as of June 15, 2000. In connection therewith, the Company also decided that employment by the Company prior to that date would be included in determining years of service under the Plan.

      The following table sets out the estimated annual pension benefit payable under the Plan for a participant at age 65, for various levels of average annual compensation (as defined below) and years of service.

	Years of Service
Five Year Average
Compensation	5	15	20	25	30	35

$ 200,000	$13,306	$39,917	$53,223	$66,529	$79,834	$93,140
400,000	13,656	40,967	54,623	68,279	81,934	95,590
600,000	13,656	40,967	54,623	68,279	81,934	95,590
800,000	13,656	40,967	54,623	68,279	81,934	95,590
1,000,000	13,656	40,967	54,623	68,279	81,934	95,590
1,500,000	13,656	40,967	54,623	68,279	81,934	95,590
2,000,000	13,656	40,967	54,623	68,279	81,934	95,590
      For purposes of the Plan, average annual compensation is equal to the average annual salary and bonus over the five highest consecutive years during the final ten years of employment. However, under the Internal Revenue Code, the maximum recognizable compensation for 2004 is $205,000. The annual salary and bonus for that year for the named executive officers is indicated in the Summary Compensation Table. The years of service for each of the named executive officers under the Plan, as of December 31, 2004, are: Mr. Burke, 15.2 years; Mr. Dannhauser, 9.3 years; Mr. Iven, 23.8 years; Mr. Eichelberger, 13.8 years and Mr. Coughlin, 6.6 years.
      Benefits under the Plan are computed on the basis of a single life annuity and are payable, subject to reduction, in any annuity form permitted under the Plan. Benefits are paid from the trust under the Plan, to the extent permitted by law, and are not subject to reduction for Social Security benefits or other offset amounts.
Aggregate Option Exercises and Option Values
      The following table provides information on stock options (“Options”) exercised in 2004 by each of the named executive officers and the value of such officers’ unexercised Options at December 31, 2004:

			Number of Shares
			Underlying Unexercised		Value of Unexercised
	Shares		Options at		In-the-Money Options at
	Acquired on		December 31, 2004		December 31, 2003 ($)
	Exercise	Value
Name	(#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Kieran E. Burke	—	—	108,750	286,250	—	—
James F. Dannhauser	—	—	67,500	177,500	—	—
Thomas J. Iven	—	—	120,000	10,000	—	—
Hue E. Eichelberger	—	—	205,000	10,000	—	—
James M. Coughlin	—	—	24,000	6,000	—	—

Options Granted in Last Fiscal Year
      The following table provides information on Options granted in 2004 to each of the named executive officers:

Gains Based on
	2004 Stock Option Grants				Assumed Rates of
Stock Price Appreciation
		% of 2004			for Option Term(1)
		Employee	Exercise/Base
	Options	Option	Price per	Expiration	Assumed	Assumed
	Granted(2)	Grants (%)	Share ($)	Date	Rate 5%	Rate 10%

Kieran E. Burke	275,000	61.8%	$7.72	1/2/11	$863,500	$1,832,500
James F. Dannhauser	170,000	38.2	7.72	1/2/11	533,800	1,246,100
Thomas J. Iven	—	—	—	—	—	—
Hue E. Eichelberger	—	—	—	—	—	—
James M. Coughlin	—	—	—	—	—	—

(1)	The potential gain is calculated from the closing price of the Common Stock on the date of grant. These amounts represent certain assumed rates of appreciation only. Since the date of grant, the stock price has not appreciated. Actual gains, if any, on Option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall market conditions.

(2)	The Options were issued under the employment agreements described below and vest in four equal annual installments commencing on the first anniversary date of the grant.
Employment Agreements
      On December 31, 2003, the Company entered into three-year employment agreements with each of Messrs. Burke and Dannhauser, which replaced the prior employment agreements which terminated on that date. The new agreements did not change the existing bonus formula for the executives under which the executive officers are entitled to annual bonuses based on the amount by which the Company’s EBITDA exceeds budgeted amounts. The new agreements provide for the issuance to Mr. Burke of up to 370,000 shares of restricted stock (of which 250,000 shares were issued in January 2004, 40,000 were issued in January 2005 and 40,000 shares will be issued on each of January 2, 2006 and January 2, 2007) and the issuance to Mr. Dannhauser of up to 250,000 restricted shares (of which 175,000 shares were issued in January 2004, 25,000 were issued in January 2005 and 25,000 shares will be issued on each of January 2, 2006 and January 2, 2007). In addition, seven-year options to purchase up to 635,000 shares of Common Stock are issuable to Mr. Burke during the term (of which options to purchase 275,000 shares were issued in January 2004, 120,000 were issued in January 2005 and options to purchase 120,000 will be issued on each of January 2, 2006 and December 31, 2006) and options to purchase up to 395,000 shares are issuable to Mr. Dannhauser (of which options to purchase 170,000 shares were issued in January 2004, options to purchase 75,000 shares were issued in January 2005 and options to purchase 75,000 will be issued on each of January 2, 2006 and December 31, 2006). All options must have an exercise price equal to the market price of the Common Stock on the grant date. In the event of a “Change of Control” of the Company (as defined in the indentures governing the Company’s public debt), (i) all unissued restricted shares will be immediately issued and all restrictions on restricted shares will immediately lapse and (ii) all ungranted options will be immediately granted and all options will immediately vest. In addition, if any executive’s employment is terminated under certain circumstances (including certain circumstances following such a Change of Control), the Company is required to pay such executive a lump sum amount equal to three times the greater of (x) his prior year’s cash compensation or (y) his prior year’s salary and the average cash bonus paid to him during the three prior years, plus, in either case, an amount equal to certain taxes payable thereon. The agreements subject the executive officers to standard non-disclosure and non-compete requirements.
Report of the Compensation Committee
      The Compensation Committee of the Board of Directors administers the Company’s executive compensation program.
      The goals of the Company’s executive compensation program are to:

•	Provide compensation levels that enable the Company to attract, retain and motivate its executives;

•	Tie individual compensation to individual performance and the success of the Company; and

•	Align executives’ financial interests with those of the Company’s stockholders through equity participation.

Employment Agreements
      In December 2003, the Compensation Committee approved the terms of the employment agreements entered into with the Company’s two senior executive officers described above. The Committee retained Towers Perrin to assist it in formulating the compensation arrangements based in part on data regarding executive compensation at comparable companies. The Company will not be permitted to deduct under Section 162(m) of the Internal Revenue Code of 1986 certain payments, or the cost of restricted shares to be granted, to the executives under the employment agreements. Based on his employment agreement the Chief Executive Officer received for 2004 a base salary of $1,046,205 and no cash bonus as compared to $945,194 in salary and a cash bonus of $178,940 under his prior employment agreement with respect to 2003.

Salaries
      The base salary of each executive officer who does not have an employment agreement is reviewed annually based on management recommendations, and data regarding the salaries of executives with similar responsibilities in certain companies comparable in size or in comparable lines of business. In addition, the Compensation Committee considers individual performance, length of tenure, prior experience and level of responsibility. None of these factors is assigned a specific weight.

Incentive Compensation
      The Company does not have a formal cash incentive compensation program for executives who do not have employment agreements, but does award annual cash bonuses to selected employees. Annual bonuses for executive officers are recommended to the Compensation Committee by the Chief Executive Officer at the end of each year. Individual bonus awards are based on Company-wide and individual performance for that year, taking into account both qualitative and quantitative factors. Quantitative factors include revenues and EBITDA. Qualitative factors include initiative, business judgment, level of responsibility and management skills.

Long-Term Incentive
      In 2004 the Stock Option Committee of the Company’s Compensation Committee authorized the granting to employees of Options to purchase 445,000 shares of Common Stock, all of which were issued pursuant to the employment agreements described above. In determining the number of Options to be granted to executives who do not have employment agreements, the Compensation Committee considered the level of each recipient’s responsibility, the recipient’s actual and potential impact on the Company’s performance, the recommendations of senior management, as well as the number of Options granted in prior years. The Company does not have a target ownership level for equity holdings in the Company by senior management and other key employees.

Paul A. Biddelman, Chair
Michael E. Gellert
Robert J. McGuire

PERFORMANCE GRAPH
      The following table shows a comparison of the five year cumulative total return to stockholders (assuming all dividends were reinvested) for the Company, the Standard & Poor’s (“S&P”) 500 Stock Index and the S&P Entertainment — 500 Index. Since December 22, 1997, the Common Stock has traded on the NYSE under the symbol “PKS.”
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG SIX FLAGS, INC., THE S&P 500 INDEX, THE S&P MIDCAP 400 INDEX
AND THE S&P MOVIES & ENTERTAINMENT INDEX

*	$100 invested on 12/31/99 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.
Copyright © 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

	Base
	Period	Return	Return	Return	Return	Return
Company/Index Name	1999	2000	2001	2002	2003	2004

Six Flags, Inc	100.00	59.53	53.26	19.77	26.04	18.60
S&P 500	100.00	90.89	80.09	62.39	80.29	89.02
S&P Midcap 400	100.00	117.51	116.79	99.84	135.41	157.73
S&P Movies & Entertainment	100.00	85.33	73.72	46.01	58.19	58.82

CERTAIN TRANSACTIONS
      Allen & Company LLC, of which one of the Company’s Directors, Mr. Shuman is Managing Director, acts as a financial advisor to the Company generally and acted as financial advisor in connection with the Company’s sale of its European Division in April 2004. Allen & Company LLC also acted as an initial purchaser in the Company’s January 2005 issuance of $195,000,000 principal amount of 9 5/8% Senior Notes due 2014.
PROPOSAL 2:     APPROVAL OF AMENDMENT TO THE
RESTATED CERTIFICATE OF INCORPORATION TO INCREASE
THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
      The Board of Directors has adopted, subject to stockholder approval, amendments to the Company’s Restated Certificate of Incorporation to increase the Company’s authorized number of shares of Common Stock from 150 million to 210 million.
Background of Proposal
      Under Delaware law, the Company may only issue shares of Common Stock to the extent such shares have been authorized for issuance under the Restated Certificate of Incorporation. The Restated Certificate of Incorporation currently authorizes the issuance of up to 150 million shares of Common Stock, each having a par value of $0.025.
      As of April 1, 2005, approximately 93.1 million shares of Common Stock were issued and outstanding. The Company also has outstanding options held by management and directors to purchase approximately 4.4 million shares under its stock option and incentive plans. The Company is permitted to issue options to purchase an additional 5.1 million shares of Common Stock under these plans. In addition, the Company’s outstanding PIERS are convertible at the option of the holders into 13.8 million shares of Common Stock.
      In December 2004, the Company issued Convertible Notes that are convertible into an aggregate of 47.1 million shares of Common Stock. By agreeing not to issue additional options under our current plans to purchase more than 1.0 million shares of Common Stock, we were able to reserve 37.1 million for issuance upon conversion of the Convertible Notes. Accordingly, the Convertible Notes are in the aggregate convertible into approximately 10.0 million shares of Common Stock in excess of the number of shares we have reserved for issuance upon conversion. The Company is permitted to deliver cash in lieu of shares of Common Stock upon conversion of the Convertible Notes. However, if a note is delivered for conversion prior to February 2, 2010, and the Company does not then have sufficient shares of Common Stock reserved for issuance upon conversion of the Convertible Notes to satisfy such conversion in shares of Common Stock, the Convertible Notes become non-convertible until the earlier of the date additional shares are reserved for issuance upon conversion of the remaining Convertible Notes (whether by amendment to the Restated Certificate of Incorporation or otherwise) or February 2, 2010. During the non-convertibility period the interest rate on the Convertible Notes increases from 4.5% to 10.0% per annum.
      Following the issuance of the Convertible Notes, the Company has effectively no authorized shares of Common Stock that are not outstanding or reserved for issuance.

Purpose and Effect of the Amendment
      One purpose of the proposed amendment to the Restated Certificate of Incorporation is to ensure that the Convertible Notes do not become non-convertible at any time as described above, with the resultant increase in the interest rate payable thereon. Additionally, the proposed amendment will ensure that the Company is not required during any period to satisfy conversions in cash when it would prefer to effect the conversions in shares of Common Stock. However, the principal purpose of the proposed amendment to the Restated Certificate of Incorporation is to authorize additional shares of Common Stock (approximately 50.0 million shares after giving effect to the reservation of additional shares in respect of the Convertible Notes), which will be available in the event the Board of Directors determines that it is necessary or appropriate to raise additional capital through the sale of equity securities, to acquire another company or its assets, to establish strategic relationships with corporate partners, to provide equity incentives to employees and officers, to pay stock dividends or for other corporate purposes. The availability of additional shares of Common Stock is particularly important in the event that the Board of Directors needs to undertake any of the foregoing actions on an expedited basis and thus to avoid the time and expense of seeking stockholder approval in connection with the contemplated issuance of Common Stock. If the amendment is approved by the stockholders, the Board does not intend to solicit further stockholder approval prior to the issuance of any additional shares of common stock, except as may be required by applicable law or NYSE requirement.
      The increase in authorized common stock will not have any immediate effect on the rights of existing stockholders. However, the Board will have the authority to issue authorized common stock without requiring future stockholder approval of such issuances, except as may be required by applicable law or NYSE requirement. To the extent that additional authorized shares are issued in the future, they may decrease the existing stockholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing stockholders. The holders of Common Stock have no preemptive rights and the Board of Directors has no plans to grant such rights with respect to any such shares.
      The proposed increase in the number of shares of Common Stock the Company is authorized to issue is not intended to inhibit a change in control of the Company and the Company does not intend to use such additional shares for anti-takeover purposes. However, the availability for issuance of additional shares of Common Stock could discourage, or make more difficult, efforts to obtain control of the Company. For example, the issuance of shares of Common Stock in a public or private sale, merger, or similar transaction would increase the number of outstanding shares, thereby possibly diluting the interest of a party attempting to obtain control of the Company. The Board of Directors is not currently aware of any attempt to take over or acquire the Company.
      If this proposal is approved by the stockholders, the first paragraph of Article IV of the Restated Certificate of Incorporation will be amended to read in its entirety as follows:

“The total number of shares of stock which the Corporation shall have authority to issue is 215,000,000 shares, of which 5,000,000 shares shall be Preferred Stock with a par value of $1.00 per share and 210,000,000 shares shall be Common Stock with a par value of $0.025 per share.”
      The proposed amendment to the Restated Certificate of Incorporation is set forth in Exhibit A. The additional shares of Common Stock to be authorized pursuant to the proposed amendment will be of the same class of Common Stock as is currently authorized under the Certificate. The Company does not have any current intentions, plans, arrangements, commitments or understandings to issue any shares of its capital stock except in connection with its existing stock option and incentive plans as well as the employment agreements described earlier. If approved, this proposal will become effective upon the filing of a Certificate of

Amendment to the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware substantially in the form of Exhibit A.
Required Vote and Board of Directors Recommendation
      Approval of this proposal requires the affirmative vote of the holders of a majority of the shares of the Company’s Common Stock outstanding on the Record Date. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present, but will have the same effect as a negative vote on the outcome of this proposal.
      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 150,000,000 to 210,000,000.
PROPOSAL 3:     RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
      KPMG LLP (“KPMG”), certified public accountants, audited the Company’s consolidated financial statements for the fiscal year ended December 31, 2004.
      The Audit Committee of the Board of Directors has appointed KPMG to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2005. The Board recommends that the stockholders vote for ratification of such appointment. The ratification requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting. In the event the ratification is not approved, the Board of Directors will reconsider its selection. Representatives of KPMG are expected to be available to respond to appropriate questions from stockholders present at such meeting.

2006 STOCKHOLDER PROPOSALS
      In order for a stockholder proposal to be considered for inclusion in the Company’s proxy statement for the 2006 Annual Meeting, the proposal must be received at the Company’s offices no later than January 9, 2006. Rule 14a-8 of the SEC contains standards as to what stockholder proposals are required to be included in a proxy statement. With respect to proposals submitted by a stockholder other than for inclusion in the Company’s 2006 proxy statement and related form or proxy, timely notice of any shareholder proposal must be received by us in accordance with our by-laws and our rules and regulations no later than March 30, 2006. Any proxies solicited by the Board of Directors for the 2006 annual meeting may confer discretionary authority to vote on any proposals notice of which is not timely received.
      Any stockholder who wishes to submit a stockholder proposal should send it to the Secretary of the Company at 11501 Northeast Expressway, Oklahoma City, Oklahoma 73131.
OTHER MATTERS
      The Board of Directors does not know of any other matters that are likely to be presented for consideration at the Annual Meeting. Should any other matters properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

SOLICITATION OF PROXIES
      All costs in connection with the solicitation of the enclosed proxy will be borne by the Company. In addition to solicitations of proxies by use of the mail, certain officers or employees of the Company, without additional remuneration, may solicit proxies personally or by telephone, facsimile and mail. The Company has retained MacKenzie Partners, Inc., to solicit proxies for a fixed fee of $5,000, plus reimbursement of certain out-of-pocket expenses. In addition, the Company will also request brokers, dealers, banks and other nominees to solicit proxies from their clients, where appropriate, and will reimburse them for reasonable expenses related thereto.

Walter S. Hawrylak
Secretary
Oklahoma City, Oklahoma
May 9, 2005

Exhibit A
CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
SIX FLAGS, INC.

Pursuant to Section 242 of the
Delaware General Corporation Law

      SIX FLAGS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:
      FIRST: that the Board of Directors of the Corporation by unanimous vote at a duly held regular meeting thereof adopted a resolution proposing and declaring the advisability of the following amendment to the Certificate of Incorporation.
      RESOLVED, that the Certificate of Incorporation of the Corporation be amended so that Article IV shall read in its entirety, at the effective time of this filing,                     , June      , 2005, as follows:

“The total number of shares of stock which the Corporation shall have authority to issue is 215,000,000 shares, of which 5,000,000 shares shall be Preferred Stock with a par value of $1.00 per share and 210,000,000 shares shall be Common Stock with a par value of $.025 per share.
      The Preferred Stock is to be issued in one or more series, with each series to have such designations, preferences, and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of each series adopted by the Board of Directors of the Corporation, subject to the limitations prescribed by law and in accordance with the provisions hereof, the Board of Directors being hereby expressly vested with authority to adopt any such resolution or resolutions.
      The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination or fixing of the following:

(1) the number of shares to constitute the series and the distinctive designation thereof;

(2) The amount or rate of dividends on the shares of the series, whether dividends shall be cumulative and, if so, from what date or dates;

(3) Whether the shares of the series shall be redeemable and, if redeemable, the terms and provisions upon which the shares of the series may be redeemed and the premium, if any, and any dividends accrued thereon which the shares of the series shall be entitled to receive upon the redemption thereof;

(4) Whether the shares of the series shall be subject to the operations of a retirement or sinking fund to be applied to the purchase or redemption of the shares for retirement and, if such retirement or sinking fund be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

(5) Whether the shares of the series shall be convertible into shares of any class or classes, with or without par value, or of any other series of the same class, and if convertible, the conversion price or prices or the rate at which the conversion may be made and the method, if any, of adjusting the same;

(6) The rights of the shares of the series in the event of the voluntary or involuntary liquidation, dissolution, or winding up of the Corporation;

(7) The restrictions, if any, on the payment of the dividends upon, and the making of distributions to, any class of stock ranking junior to the shares of the series, and the restrictions, if any, on the purchase or redemption of the shares of any such junior class;

(8) Whether the series shall have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights; and

(9) Any other relative rights, preferences, and limitations of that series.
      The holders of the Common Stock shall be entitled to one vote for each share of Common Stock held.
      The amount of the authorized stock of any class may be increased or decreased by the affirmative vote of the holders of a majority of the total number of outstanding shares of any series of Preferred Stock entitled to vote, and of Common Stock, voting as a single class.”
      RESOLVED, that at the effective time of the foregoing Amendment each share of Common Stock of the Corporation authorized and outstanding immediately prior to such effective time shall be split and exchanged into two fully paid and non-assessable shares of Common Stock.
      SECOND: that such Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the holders of a majority of the outstanding shares of Common Stock of the Corporation entitled to vote thereon at a meeting of the stockholders of the Corporation called and held upon notice in accordance with Section 222 of the Delaware General Corporation Law.
      IN WITNESS WHEREOF, Six Flags, Inc. has caused this Certificate to be signed by its duly authorized officer this      day of June, 2005.

SIX FLAGS, INC.

By:

Kieran E. Burke
Chairman and Chief Executive Officer

SIX FLAGS, INC.
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 28, 2005

     The undersigned hereby appoints JAMES M. COUGHLIN, WALTER S. HAWRYLAK and MARY A. ROMA with full power to act without the others and with power to appoint his substitute as the undersigned’s proxies to vote all shares of Common Stock of the undersigned in SIX FLAGS, INC. (the “Company”), a Delaware corporation, which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Hotel Intercontinental, 111 East 48th Street, New York, New York 10017, on Tuesday, June 28, 2005, at 10:00 a.m., E.D.T., and at any and all adjournments thereof as follows:

     The shares of Common Stock represented by this proxy will be voted in accordance with the foregoing instructions. In the absence of any instructions, such shares will be voted for the election of the nominees listed in item 1, for the proposals in items 2 and 3.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on June 28, 2005 and the Proxy Statement furnished therewith.

     The undersigned hereby revokes any proxy to vote shares of Common Stock of the Company heretofore given by the undersigned.

1.	ELECTION OF DIRECTORS ☐ FOR all nominees listed below (except as marked to the contrary below)

☐ WITHHOLD AUTHORITY to vote for all nominees listed below            ☐ *EXCEPTIONS

Nominees: KIERAN E. BURKE, PAUL A. BIDDELMAN, JAMES F. DANNHAUSER, MICHAEL E. GELLERT, FRANCOIS LETACONNOUX, ROBERT J. McGUIRE, STANLEY S. SHUMAN

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

2.	Proposal to approve an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 150 million to 210 million shares. The Board of Directors recommends a vote FOR this proposal.

☐ FOR                      ☐ AGAINST                      ☐ ABSTAIN

3.	Proposal to ratify the selection of KPMG LLP as the Company’s independent public accountants for the year ending December 31, 2005. The Board of Directors recommends a vote FOR this proposal.

☐ FOR                      ☐ AGAINST                      ☐ ABSTAIN

4.	In their discretion such other business as may properly come before the meeting and any and all adjournments thereof.

(Date)

Signature

Signature(s) or Title

Please date, sign exactly as name appears on this proxy, and promptly return in the enclosed envelope. When signing as guardian, executor, administrator, attorney, trustee, custodian, or in any other similar capacity, please give full title. If a corporation, sign in full corporate name by president or other authorized officer, giving title, and affix corporate seal. If a partnership, sign in partnership name by authorized person. In the case of joint ownership, each joint owner must sign.